Exhibit 99.1

KMG Founder and Chairman David Hatcher Announces Retirement in December

HOUSTON, October 19, 2012 – Mr. David Hatcher, 69, Chairman of the Board of KMG Chemicals, Inc. (NYSE: KMG), has announced his intention to retire as a Director in December 2012 at the conclusion of his current term, and therefore will not stand for nomination as a Director of the company at the upcoming Annual Meeting of Shareholders. Mr. Hatcher has served KMG as a Director for 25 years.

Mr. Hatcher founded KMG in 1985, and served as CEO of the company until 2007. In recognition of Mr. Hatcher’s many contributions to KMG, the Board of Directors will appoint Mr. Hatcher as Chairman Emeritus of the Board upon his retirement.

After the Annual Meeting of Shareholders in December, the Board will select KMG’s next Chairman. The Board members intend to select Mr. Christopher Fraser, 54, a current KMG Board member, to fill that position. He has been nominated with the support of Mr. Hatcher and KMG’s current Board members.

Commenting on Mr. Hatcher’s retirement, Neal Butler, President and CEO of KMG, said, “I am honored to say that David’s vision, leadership and drive were essential in creating the KMG of today. KMG’s core values – centered on safety, integrity, reliability and efficiency – reflect David’s values and will continue to fuel KMG’s success in the years to come. All of us at KMG sincerely thank David for his many years of dedication to KMG and wish him the best in his well-earned retirement.”

Mr. Hatcher said, “While difficult to announce retirement from the company I have been a part of for so many years, I look forward to spending more time with family and friends. I have full confidence that KMG will continue to thrive in the years ahead, and I remain very supportive of KMG, the company’s leadership and its growth strategy.” Mr. Hatcher plans to remain a prominent shareholder of KMG.

About KMG

KMG Chemicals produces and distributes specialty chemicals in select markets globally. The company currently operates in two business segments: Electronic Chemicals and Wood Treating Chemicals. KMG is the leading U.S. supplier of high purity electronic chemicals, serving major semiconductor manufacturers in the U.S., Europe and Asia. KMG is also the leading U.S. supplier of wood treating chemicals for the electric power, communications and railroad industries.

Contact

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager